Exhibit 10.4

SKYLINE NATIONAL BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the “Plan”) is entered into and made effective as of this 31st day of March, 2022 (the “Effective Date”) by and between Skyline National Bank (the “Employer” or the “Bank” or the “Company”), and Jonathan Kruckow (the "Executive").

WHEREAS, the Executive has contributed substantially to the success of the Employer and the Employer desires that the Executive continue in its employ;

WHEREAS, to encourage the Executive to remain an employee of the Employer, the Employer is willing to provide supplemental retirement benefits to the Executive, payable out of the Employer’s general assets; and

WHEREAS, the parties hereto intend that this Plan shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and shall be considered a plan described in Section 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

WHEREAS this Plan is intended to comply with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Plan shall be operated and interpreted consistent with the requirements of Section 409A.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

DEFINITIONS

Whenever used in this Plan, the following terms have the meanings specified —

1.1    “Accrual Balance” means the liability that should be accrued by the Employer under accounting principles generally accepted in the United States (“GAAP”) for the Employer’s benefit obligation to the Executive under this Plan.

1.2    “Administrator” means the Employer as defined herein.

1.3    “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.4    “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5    “Board” means the Board of Directors of the Employer.

1.6    “Change in Control” means the occurrence, through sale, exchange, merger, redemption or otherwise of a (i) change in ownership as defined in Treasury Regulation §l.409A-3(i)(5)(v), (ii) change in effective control as defined in Treasury Regulation §l.409A-3(i)(5)(vi), or (iii) change in the ownership of a substantial portion of the assets of the Bank as defined in Treasury Regulation §1.409A-3(i)(5)(vii) as currently in effect and as may hereafter from time to time be amended.

1.7    “Disability” means the Executive is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer, or (c) is determined to be totally disabled by the Social Security Administration.

1.8    “Normal Retirement Age” means the attainment of age sixty (60).

1.9    “Plan Administrator” means the plan administrator described in Article 8.

1.10   “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Plan and end on December 31 of the year in which occurs the Effective Date.

1.11    “Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this Plan, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Plan during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.12    “Termination for Cause” and “Cause” shall have the same definition specified in any effective severance or employment agreement or plan existing on the date hereof or hereafter entered into between the Executive and the Bank. If the Executive is not a party to a severance or employment agreement or plan containing a definition of termination for cause, Termination for Cause shall be defined as (i) conviction of a crime involving moral turpitude; (ii) willful misconduct or gross neglect of duties which, in either case, has resulted, or in all probability is likely to result, in material economic damage to the Bank; provided that within 30 days after receiving notice of such misconduct or neglect, on which the board is relying to terminate you for cause, you are provided the opportunity defend yourself before the board; or (iii) a repeated failure by Executive to follow the written directives of the board or any written Bank policy or guidelines expressly approved by the board which has resulted, or in all probability is likely to result, in material economic damage to the Bank; provided, however, that if you initially refuse to obey the written directives of the board, (a) you are furnished a written statement by the board that it believes in good faith that the acts or non-acts in respect of the direction that is given you is in the best interests of the Bank, and (b) you are provided the opportunity to discuss with the board reasons for not complying with the board's directives; provided further that your refusal to follow any written directive of the board that would cause you to commit any illegal act or engage in any illegal course of conduct shall not be grounds for terminating your employment for Cause.

1.13    “Termination of Employment” with the Employer means that the Executive shall have ceased to be employed by the Employer for reasons other than death, excepting a leave of absence approved by the Employer. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months). Notwithstanding any other provision hereof, a Termination of Employment shall only be deemed to have occurred if such Termination of Employment would constitute a separation from service as that term is defined and interpreted in Section 409A of the Code and Treasury Regulation §1.409A-1(h) or in subsequent regulations or other guidance issued by the Internal Revenue Service.

ARTICLE 2

RETIREMENT BENEFITS

2.1     Normal Retirement Benefit. Upon the Executive’s attainment of Normal Retirement Age, the Executive will be eligible to receive his full Normal Retirement Benefit.

2.1.1.  Amount of Benefit. The annual Normal Retirement Benefit under this Section 2.1 is an annual amount equal to Sixty Thousand Dollars ($60,000.00).

2.1.2.  Payment of Benefit. The Employer shall pay the aggregate annual benefit described in Section 2.1.1 to the Executive in one hundred eighty (180) equal monthly installments beginning on the first day of the second month following the date of Termination of Employment.

2.2     Early Termination Benefit. Upon the Executive’s Termination of Employment prior to Normal Retirement Age, this Agreement shall terminate and no benefits shall be payable hereunder.

2.3    Disability Benefit. Upon the Executive’s Termination of Employment due to a Disability prior to attaining Normal Retirement Age, the Executive shall be eligible to receive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1.  Amount of Benefit. The benefit under this Section 2.3 is an amount equal to a percentage of the Normal Retirement Benefit set forth under Section 2.1 above. This percentage is determined by dividing the Accrual Balance on the date of Termination of Employment by the projected Accrual Balance at Normal Retirement Age.

2.3.2.  Payment of Benefit. The Employer shall pay the Disability Benefit to the Executive in one hundred eighty (180) equal monthly installments beginning on the first day of the month after the month in which the Executive attains Normal Retirement Age.

2.4     Change in Control Benefit. Upon the occurrence of a Change in Control, the Executive shall be eligible to receive the benefit described in this Article 2.4 in lieu of any other benefit under this Plan.

2.4.1   Amount of Benefit. The benefit under this Section 2.4 is an amount equal to the Normal Retirement Benefit set forth under Section 2.1 above.

2.4.2   Payment of Benefit.  The Employer shall pay the Change in Control Benefit to the Executive in one hundred eighty (180) equal monthly installments beginning on the first day of the second month following the later of the date the Executive attains Normal Retirement Age or the date of Termination of Employment.

2.5     Restriction on Timing of Distributions.  Notwithstanding any provision of this Plan to the contrary, benefit distributions to a Specified Employee that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Termination of Employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.6     Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount the Bank has accrued with respect to the Bank’s obligations hereunder, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7    One Benefit Only. Despite any contrary provision of this Plan, the Executive and Beneficiary are entitled to one benefit only under Article 2 of this Plan, which shall be determined by the first event to occur that is dealt with by Article 2 of this Plan. Subsequent occurrence of events dealt with by this Article 2 shall not entitle the Executive or the Executive’s Beneficiary to other or additional benefits under Article 2.

2.8    Section 280G. Notwithstanding anything contained in the Plan, in the event benefit payments under this Plan, or in connection with any other agreements or benefit plans of the Employer to which the Executive is a party or in which he participates, are subject to tax penalties under Section 280G or Section 4999 of the Code, such benefit payments shall be reduced to an amount that is $1.00 less that the amount that causes the benefit payments to be subject to such tax penalties. The Executive shall have the right to determine which benefits to which he would otherwise be entitled under this Plan or any other agreement or plan between Executive and the Employer or the Company shall be reduced.

ARTICLE 3

DEATH BENEFITS

3.1    Death During Active Service. If the Executive dies while employed by the Employer, the Beneficiary shall receive the Normal Retirement Benefit, payable in one hundred eighty (180) equal monthly installments commencing within sixty (60) days after submission of proof of the Executive’s death.

3.2    Death After Active Service. If the Executive dies after benefit payments under Article 2 have commenced but before receiving all such payments, or if the Executive is entitled to benefit payments under Article 2 but dies before payments commence, payments shall be made to the Beneficiary in the same amounts and in the same form that would have been made to the Executive had the Executive survived.

ARTICLE 4

BENEFICIARIES

4.1    Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan upon the death of the Executive. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other benefit plan of the Employer in which the Executive participates.

4.2    Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3    Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

4.4    No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive’s estate.

4.5    Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.

ARTICLE 5

GENERAL LIMITATIONS

5.1    Termination for Cause. If the Executive experiences a Termination of Employment which is a Termination for Cause, notwithstanding any provision of this Plan to the contrary, this Plan and the Employer’s obligations under this Plan shall terminate as of the effective date of the Termination for Cause and no benefit payments will be made.

5.2    Removal. Despite any contrary provision of this Plan, if the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e) (4) or (g) (1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e) (4) or (g) (1), or comparable state statutory or regulatory provision, all obligations of the Bank under this Plan shall terminate as of the effective date of the order.

5.3    Default. Despite any contrary provision of this Plan, if the Bank is in “default” or “in danger of default”, as those terms are defined in of section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Plan shall terminate.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1    Claims Procedure. A person or Beneficiary (a “claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

(a)    Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after the notice was received by the claimant. All other claims must be made within one hundred eighty (180) days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

(b)    Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim, (within forty-five (45) days for Disability benefits). If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days, (thirty (30) days for Disability), by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period (or forty-five (45) days, as applicable), that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision. If the extension is with respect to Disability benefits, the notice shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be given 45 days to provide the specified information. The time period shall begin at the time a claim is filed, whether or not all information necessary for a determination accompanies the filing. If the time period is extended due to insufficient information needed to decide a Disability claim, the period for making the Disability determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(c)    Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)    The specific reasons for the denial,

(ii)    A reference to the specific provisions of the Plan on which the denial is based,

(iii)    A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv)    An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(v)    in the case involving Disability, a copy of any internal rule, guideline, protocol or other similar criterion that was relied upon in making the decision and, if based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, or a statement that such explanation will be provided free of charge upon request.

6.2    Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

(a)    Initiation - Written Request. To initiate the review, the claimant, within sixty (60) days (180 days for a Disability claim) after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b)    Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c)    Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)    Additional Information For Disability. In a claim for Disability, the following shall also apply:

(i)    the review shall not give any deference to the initial adverse determination;

(ii)    if the appeal is based in whole or in part on a medical judgment, the Bank shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

(iii)    any medical or vocational experts whose advice was obtained in connection with the adverse determination shall be identified, without regard to whether the advice was relied upon in making the benefit determination; and

(iv)    the health care professional engaged for purposes of a consultation under (b) above shall not be the individual who was consulted in connection with the adverse determination that is the subject of the appeal, nor the subordinate of any such individual.

(e)    Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(f)    Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)    The specific reasons for the denial,

(ii)    A reference to the specific provisions of the Plan on which the denial is based,

(iii)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(iv)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a), and

(v)    in the case involving Disability benefits, a copy of any internal rule, guideline, protocol or other similar criterion that was relied upon in making the decision and, if the adverse determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, or a statement that such explanation will be provided free of charge upon request; and the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find what may be available is to contact your local U.S. Department of Labor Office or your State insurance regulatory agency.

ARTICLE 7

MISCELLANEOUS

7.1         Amendments and Termination. Subject to Section 7.13 of this Plan, (a) this Plan may be amended solely by a writing signed by the Employer and by the Executive, and (b) except for termination occurring under Article 5, this Plan may be terminated solely by a writing signed by the Employer and by the Executive.

7.2        Binding Effect. This Plan shall bind the Executive and the Employer and their beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3         No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

7.4         Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5         Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

7.6         Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Plan shall be governed by and construed in accordance with the laws of the State of Virginia, without giving effect to the principles of conflict of laws of such state.

7.7        Unfunded Arrangement. The Executive and the Executive’s Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Plan. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Employer to which the Executive and Beneficiary have no preferred or secured claim.

7.8         Severability. If any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.

7.9         Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

7.10       Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board of Directors, at 101 Jacksonville Circle, Floyd, VA 24091.

7.11         Entire Plan. This Plan constitutes the entire agreement between the Employer and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Plan other than those specifically set forth herein.

7.12         Payment of Legal Fees. In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Plan, the Employer shall pay all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation. If the Employer prevails on the substantive merits of the each material claim in dispute in such litigation, the Employer shall be entitled to receive from the Executive all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the Employer on behalf of the Executive in connection with such litigation, and the Executive shall pay such costs and expenses to the Employer promptly upon demand by the Employer.

7.13         Termination or Modification of Plan Because of Changes in Law, Rules or Regulations. The Employer is entering into this Plan on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Plan, then the Employer reserves the right to terminate or modify this Plan accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This Section 7.13 shall become null and void effective immediately if a Change in Control occurs.

ARTICLE 8

ADMINISTRATION OF PLAN

8.1         Plan Administrator Duties. This Plan shall be administered by a Plan Administrator consisting of the Board of Directors of the Employer or such committee or person(s) as the Board of Directors of the Employer shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Plan and the rights of the Executive under this Plan, to decide or resolve any and all questions or disputes arising under this Plan, including benefits payable under this Plan and all other interpretations of this Plan, as may arise in connection with the Plan.

8.2         Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.

8.3         Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in Section 1.1.

8.4         Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5         Employer Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Executive and a duly authorized Officer of the Bank have signed this Plan as of the date first written above.

THE EXECUTIVE:	SKYLINE NATIONAL BANK

/s/ Jonathan Kruckow	By:	/s/ Thomas M. Jackson, Jr.

	Its:	Chairman